Exhibit 99.1

FOR IMMEDIATE RELEASE

DECEMBER 8, 2014

Contact:                                                Jill McMillan, Director of Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO PRESENT DECEMBER 9 AT

2014 WELLS FARGO ENERGY SYMPOSIUM

DALLAS, December 8, 2014 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner) (together “EnLink”), announced today that Barry E. Davis, President and Chief Executive Officer, will present at the Wells Fargo Securities Research, Economics and Strategy 2014 Energy Symposium in New York at 9:15 a.m. Eastern Standard Time on Tuesday, December 9.

Interested parties can listen to a live audio webcast of the presentation and download the related presentation material by visiting the company’s web site at www.EnLink.com. Click on the Investors page of either EnLink Midstream, LLC or EnLink Midstream Partners, LP. A replay will be archived on the website shortly after the discussion is concluded and will be available for 30 days.

Michael J. Garberding, Executive Vice President and Chief Financial Officer, also will attend the conference and meet with investors.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

###